Washington Mutual Investors Fund
1101 Vermont Avenue, N.W.
Washington, DC 20005
Telephone (202) 842-5665

October 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$422,875
Class B	$5,062
Class C	$12,555
Class F1	$21,890
Class F2	$7,749
Total	$470,131
Class 529-A	$11,602
Class 529-B	$642
Class 529-C	$2,114
Class 529-E	$549
Class 529-F1	$700
Class R-1	$531
Class R-2	$4,994
Class R-3	$11,956
Class R-4	$14,069
Class R-5	$12,162
Class R-6	$17,830
Total	$77,149

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3100
Class B	$0.1958
Class C	$0.1975
Class F1	$0.3051
Class F2	$0.3404
Class 529-A	$0.2991
Class 529-B	$0.1809
Class 529-C	$0.1892
Class 529-E	$0.2615
Class 529-F1	$0.3294
Class R-1	$0.1983
Class R-2	$0.2014
Class R-3	$0.2612
Class R-4	$0.3045
Class R-5	$0.3472
Class R-6	$0.3541

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,345,426
Class B	23,062
Class C	62,135
Class F1	74,439
Class F2	24,673
Total	1,529,735
Class 529-A	39,212
Class 529-B	3,278
Class 529-C	11,171
Class 529-E	2,111
Class 529-F1	2,082
Class R-1	2,633
Class R-2	24,380
Class R-3	45,328
Class R-4	46,629
Class R-5	35,285
Class R-6	52,351
Total	264,460

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$27.98
Class B	$27.80
Class C	$27.71
Class F1	$27.91
Class F2	$27.98
Class 529-A	$27.94
Class 529-B	$27.82
Class 529-C	$27.79
Class 529-E	$27.83
Class 529-F1	$27.90
Class R-1	$27.77
Class R-2	$27.70
Class R-3	$27.82
Class R-4	$27.89
Class R-5	$27.98
Class R-6	$28.00